Exhibit 10.11

Dated 16th April 2015

CIT TECHNOLOGY LIMITED

UNI-PIXEL DISPLAYS, INC.

AGREEMENT
for the provision of manufacturing
and technology transfer services

Contents

	Clause	Page

1	Definitions and interpretation	1
2	Term	3
3	Orders for Product	4
4	Price and Payment	5
5	Delivery of Product	5
6	Manufacture of Product	6
7	Liability	6
8	Profit	7
9	Training and knowledge transfer	7
10	Change management	8
11	Confidentiality	8
12	Termination	9
13	Effect of termination	10
14	Force Majeure	10
15	Waiver	10
16	Notices	10
17	Contracts (Rights of Third Parties) Act 1999	11
18	No Partnership	11
19	Assignment and Sub-contracting	11
20	Invalidity and Severability	11
21	Entire Agreement	11
22	Dispute resolution	11
23	Law	12
	Signature Page	13
1	Specification	14
2	Profit forecast	15

This Agreement is made on April 16th, 2015

Between

(1)	CIT Technology Limited whose registered office is at Springstone House, 27 Dewbury Road, Ossett, West Yorkshire WF5 9WS (CIT); and

(2)	Uni-Pixel Displays, Inc. whose principal place of business is at 8708 Technology Forest Place, Suite 100, The Woodlands, TX 77381 USA (Uni-Pixel)

each a party and together the parties.

Whereas

(A)
On the date of this Agreement, the parties have entered into a Patent License Agreement and an IP License Agreement related to Uni-Pixel’s right to use certain CIT intellectual property rights related to the composition and manufacture of catalytic materials and other materials used to manufacture the coated film, together with the equipment and processes to coat these materials onto base films, process coated film to form circuitized film, modify reflection characteristics, implement anti-corrosion treatment and add protective coatings to circuitized film, together forming the metal mesh based capacitive sensor material known as the Xsense product (collectively, the FLT Licence).

(B)
The parties have, on 3 April 2015, entered into a heads of terms in respect of the provision by CIT to Uni-Pixel of manufacturing and technology transfer services in connection with coated film (the Heads of Terms).

(C)	This Agreement sets out the terms upon which CIT shall provide such manufacturing and technology transfer services and, upon execution, shall supersede the Heads of Terms.

(D)	Save to the extent set out in this Agreement, neither party shall have any obligation to the other in respect of the manufacture or provision of technology transfer services relating to coated film.

It is agreed

1	Definitions and interpretation

1.1	In this Agreement the following words and expressions shall have the following meaning unless this Agreement states otherwise:

CIT Group means CIT, its holding company and any of its or their subsidiaries from time to time and holding company and subsidiary shall be construed in accordance with sections 1162 of the Companies Act 2006

Agreement means this agreement including any schedules or Appendices that are annexed to and form part of it

Business Day means any day (other than a Saturday or Sunday) when principal banks are open for the transaction of business in London

Commencement Date means the date of this Agreement

Confidential Information means all information which relates to the business affairs, products, services, marketing strategy, developments, trade secrets, know-how, personnel, customers and suppliers of either party or other information to the extent that it may reasonably be regarded as the confidential information of the disclosing party and all unpatented designs, drawings, software specifications, processes, testing procedures, security systems and all other information and material including all other data, information, text, drawings, diagrams, images or sound embodied or carried in any electronic tangible or intangible medium which are supplied or in respect of which access is granted by one party to the other pursuant to this Agreement, or which either party is required to generate under this Agreement or which was disclosed by one party to the other either directly or indirectly

E&R Coating Line means the Emerson and Renwick-built reverse gravure coating machine located at CIT's Cambridge site

FLT Licence shall be as defined in recital (A)

Heads of Terms shall be as defined in recital (B)

Initial Purchase Order shall be as defined in clause 3.1

Insolvency Event means in respect of any entity one or more of the following events affecting such entity (the Affected Party):

(a)
the Affected Party ceases or threatens to cease to carry on business or suspends all or substantially all of its operations, or suspends payment of its debts or becomes unable to pay its debts or is deemed to be unable to pay its debts within the meaning of section 123, 222, 223, 224 or 268 of the Insolvency Act 1986 (assuming, if necessary, that such sections apply to the Affected Party);

(b)
a winding-up petition is presented in respect of the Affected Party is not set aside within 14 days or circumstances arise which entitle a court of competent jurisdiction to make a winding up order of the Affected Party;

(c)
the Affected Party enters into liquidation (as defined in section 247(2) of the Insolvency Act 1986) either compulsory or voluntary (save for the purposes of a solvent reconstruction or amalgamation previously approved in writing by the  other party) or a provisional liquidator is appointed in respect of the Affected Party;

(d)
notice of intention to appoint an administrator is served in respect of the Affected Party or a petition or an application for an administration order is presented or a notice of appointment of administration is served in respect of the Affected Party or an administration order is made under schedule B1 of the Insolvency Act 1986 in respect of the Affected Party is filed at Court;

(e)
an administrative receiver, receiver or manager or similar officer is appointed under part III of the Insolvency Act 1986 in respect of the whole or any part of the Affected Party's assets or circumstances arise which entitle a court of competent jurisdiction or a creditor to appoint a receiver or manager of the Affected Party;

(f)	an application for an interim order under part VIII of the Insolvency Act 1986 is made;

(g)
the Affected Party proposes to enter or enters into any composition or arrangement with its creditors generally or any class of creditors, or takes steps to obtain a moratorium, or makes an application to a court of competent jurisdiction for protection from its creditors;

(h)	a distress, execution or other legal process is taken or steps are taken to enforce any encumbrance over all or part of the assets and/or undertaking, rights or revenue of the Affected Party;

(i)	a provisional liquidator is appointed under section 135 of the Insolvency Act 1986; and

(j)	the Affected Party is subject to an event analogous to (a) to (i) above in any other jurisdiction.

Price means the price of any Product as set out in the relevant purchase order (subject always to clauses 3.2(b) and 4.1 in respect of the Initial Purchase Order)

Product means coated film manufactured by CIT under this Agreement, the manufacturing specification for which is set out in schedule 1

Term means the duration of this Agreement as specified in clause 2.1

1.2
A reference to any statute, enactment, order, regulation or other similar instrument shall be construed as a reference to the statute, enactment, order, regulation or instrument as amended by any subsequent statute, enactment, order, regulation or instrument or as contained in any subsequent re-enactment of it

1.3	Unless otherwise provided the singular includes the plural and the masculine includes the feminine and vice versa

1.4
Any reference to a person shall include persons or partnerships or firms and other such un-incorporated bodies and companies and corporate bodies and all other legal persons of whatever kind and howsoever constituted

1.5	Headings are included in this Agreement for ease of reference only and shall not affect the interpretation or construction of this Agreement

1.6	References to clauses and schedules are, unless otherwise provided, references to clauses of and schedules to this Agreement

1.7	In the event and to the extent only of any conflict between the clauses and the schedules, the relevant clause shall prevail

2	Term

2.1
This Agreement shall commence on the Commencement Date and, subject to earlier termination by Uni-Pixel under clause 2.2, termination by CIT as provided in clause 5.5, or termination by either party pursuant to clause 12.1, shall continue in force for a fixed period of six months, except as extended pursuant to clause 2.2 (the Term).

2.2	Notwithstanding clause 2.1, Uni-Pixel shall be entitled to:

(a)	terminate this Agreement upon not less than 30 days' written notice to CIT with effect from the expiry of 16 weeks from the Commencement Date; or

(b)	extend the term until 31 October 2015 by not less than 30 days written notice to CIT given at any time prior to 31 August 2015 (subject always to clause 3.3).

3	Orders for Product

3.1
Uni-Pixel shall, on the Commencement Date, provide an initial binding purchase order for the supply of Product by CIT during the four month period from the Commencement Date (the Initial Purchase Order).

3.2	The Initial Purchase Order shall, for the avoidance of doubt, contain the following requirements:

(a)	a volume of 11,500 linear metres of Product per week for 16 consecutive weeks; and

(b)
an ex works (Cambridge) price to Uni-Pixel of US$7.90 per linear metre (such price calculated by CIT on the basis of a film cost of $24 per square metre and a PET film cost of $2.32 per square metre) as set out in more detail in clause 4.1).

3.3
If Uni-Pixel wishes to extend the Term of this Agreement as set out in clause 2.2(b), such extension shall be subject to Uni-Pixel purchasing monthly quantities of Product equivalent to the requirements set out in the Initial Purchase Order, and the notification of extension under clause 2.2(b) shall be accompanied by a purchase order consistent with such requirement; provided however, that if Uni-Pixel has no further requirements for the Product to be manufactured by CIT during such extended Term, then clause 4.4 shall be applicable. Any requirement for monthly quantities different from those set out in the Initial Purchase Order shall be subject to CIT's prior written agreement.

3.4
CIT shall use all reasonable endeavours to procure PET film and other production materials required for the Product, based on an assumption as to six months' requirements by Uni-Pixel (namely, 26 weeks at 11,500 linear metres per week, totalling 299,000 linear metres). Such procurement may, however, be subject to minimum volumes (which may be such as to enable the manufacture of higher volumes of Product than required under this Agreement) and shall be undertaken by CIT solely on the basis that Uni-Pixel shall purchase all of CIT’s inventory of materials (including any unused PET film) at cost, to the extent that such materials represent the unused quantity by reference to the six months assumed requirement set out in this clause 3.4.

3.5	Any additional purchase order for the manufacture of Product at any time during the remaining period of the Term shall be:

(a)	considered in good faith by CIT;

(b)	subject to payment in full in advance by Uni-Pixel; and

(c)	subject to written agreement between CIT and Uni-Pixel not less than 30 days prior to the commencement of manufacture by CIT;

provided always that, for the avoidance of doubt, nothing in this Agreement shall require CIT to manufacture Product following the expiry of the Term.

4	Price and Payment

4.1
The value of the Initial Purchase Order shall be US$1,453,600 (on the basis of 11,500 linear metres per week at US$7.90 per linear metre (US$90,850 per week) for an aggregate period of 16 weeks). Such price shall be exclusive of any applicable Value Added Tax, excise duties or any other sales tax payable in respect of the Product.

4.2
The amount set out in clause 4.1 shall be invoiced by CIT monthly not less than 30 days in advance of the relevant production activity, and Uni-Pixel shall settle invoices in full within 30 days, so that each instalment of the Price (US$363,400 per instalment under the Initial Purchase Order) shall be made by Uni-Pixel to CIT (in cleared funds into CIT's designated bank account) prior to the commencement of the relevant Product production. The first instalment payment of US$363,400 under the Initial Purchase Order shall be made on the Commencement Date.

4.3	Uni-Pixel shall confirm each payment and its details at the time of payment to a nominated CIT contract manager.

4.4
If, in respect of any extension of the Agreement pursuant to clause 2.2(b), Uni-Pixel has no further requirements for Product to be manufactured by CIT and only requires training and knowledge transfer assistance from CIT pursuant to clause 9.1, CIT shall, in consideration of the delivery of such assistance, only charge Uni-Pixel the direct employment costs and other direct costs reasonably incurred by CIT in connection with the delivery of such training and knowledge transfer assistance.

5	Delivery of Product

5.1
CIT shall use reasonable endeavours to achieve the Product delivery timescales set out in the Initial Purchase Order (and any subsequent purchase order) but, for the avoidance of doubt, time of delivery shall not be of the essence.

5.2
To the extent that the delivery of any Product is in excess of 7 days overdue (by reference to the date set out in the relevant purchase order), CIT shall allow Uni-Pixel a refund of the Price in direct proportion to the extent of the delay (so that, by way of illustration, 10 days' delay in respect of a delivery of Product due in June will result in a refund to Uni-Pixel of 3/30 (10%) of the order value for the June delivery) or in accordance with such other formula as shall be agreed in writing by Uni-Pixel.

5.3	The amount of any such refund as shall be payable under clause 5.2 may, as appropriate, be off-set against any payment due to CIT in respect of the succeeding month's delivery.

5.4
In respect of any late payment of the Price, CIT shall be entitled to reduce the production quantity of Product in direct proportion to the delayed payment (so that 3 days' delay in payment of a June invoice will result in 3/30 (10%) reduction in quantity of Product delivered pursuant to such invoice).

5.5
Without prejudice to clause 5.4, if any payment in respect of the Price remains outstanding for 7 days following CIT's written reminder to Uni-Pixel, CIT shall be entitled to terminate this Agreement (and, for the avoidance of doubt, the FLT Licence and any other royalty or licensing agreement entered into between the parties co-incident with this Agreement) by immediate written notice to Uni-Pixel

6	Manufacture of Product

6.1
CIT shall manufacture Product in accordance with the manufacturing specification set out in schedule 1 (the Specification). A certificate of conformity (“CofC”) confirming that each lot meets the Specification as detailed in Schedule 1 shall be delivered to Uni-pixel prior to the receipt of the shipment at Uni-Pixel. The CofC shall be electronically delivered in Excel form and in .csv  form to Incoming.Quality@unipixel.com  to allow for automatic data processing.

6.2
Save in respect of CIT's obligations under clause 6.1, CIT gives no warranties, representations or undertakings whatsoever (whether express or implied by statute or otherwise) in connection with the manufacture of the Product. In particular, any implied warranties as to quality or fitness for purpose are expressly excluded.

6.3
To the extent that Uni-Pixel believes that any Product does not comply with the Specification, it shall promptly inform CIT of the alleged defect, with as much supporting information as is available to Uni-Pixel at such time.

6.4
Upon receipt of any notification under clause 6.3, CIT shall investigate the alleged defect, using CIT's own testing standards and procedures and shall promptly communicate its findings to Uni-Pixel with a view to ensuring that, within 5 Business Days of  notification by Uni-Pixel, the parties shall have agreed whether the Product in question does, in fact, meet the Specification. Each party shall act reasonably in connection with any such discussion and determination.

6.5
Where the parties agree pursuant to clause 6.4 that Product does not meet the Specification, CIT's sole liability shall be promptly to manufacture replacement Product on behalf of Uni-Pixel at CIT’s own cost.

6.6
In addition to, and without limiting Uni-Pixel's rights under clause 6.5, Uni-Pixel shall be entitled to require, by written notification to CIT, that up to 10% by volume of any Product delivery by CIT shall be replaced by CIT at its own cost within 10 Business Days of the date of such notification. In exercising its rights under this clause 6.6, Uni-Pixel shall act in good faith and shall deliver reasonable supporting data to CIT but, for the avoidance of doubt, the replacement shall not be conditional upon the parties agreeing that there is a defect in the relevant Product. For the avoidance of doubt, CIT shall have no further liability whatsoever to Uni-Pixel in respect of any Product replaced by it under this clause 6.6 except as provided in clause 7.

7	Liability

7.1	Nothing in this Agreement shall exclude or restrict the liability of either party in respect of:

(a)	death or personal injury caused by the negligence of that party or its employees; or

(b)	fraud or fraudulent misrepresentation.

7.2
Save to the extent expressly set out in clauses 5.2, 6.5, 6.6 or 7.1 CIT shall have no liability whatsoever to Uni-Pixel in respect of the manufacturing, training and knowledge transfer obligations of CIT under this Agreement.

7.3
Without prejudice to clause 7.1, CIT's liability under this Agreement, whether under contract, tort (including negligence) breach of statutory duty or otherwise howsoever arising, shall not exceed the aggregate amounts actually paid to CIT by Uni-Pixel hereunder.

7.4	Without prejudice to clause 7.1, neither party shall be liable to the other in respect of:

(a)	loss of profit (save in respect of CIT's liability to pay profit to Uni-Pixel pursuant to clause 8);

(b)	loss of business or business opportunity;

(c)	loss of anticipated savings;

(d)	loss of goodwill or damage to reputation; or

(e)	any indirect, special or consequential losses whatsoever (even where one party has been advised of the possibility of such losses).

8	Profit

8.1
In recognition of the limited extent of warranties, liabilities and indemnities given by CIT under this Agreement, CIT shall, within 45 days of the end of the Term (save where this Agreement has been terminated by CIT under clauses 5.5 or 12.1), pay to Uni-Pixel an amount equal to the profit generated by CIT in relation to the sale to Uni-Pixel of the Product.

8.2
For the purposes of this clause 8, an outline profit forecast is set out in schedule 2, identifying the accounting principles that shall be applied in calculating the amount (if any) of profit made by CIT and subject to distribution to Uni-Pixel. Any payment by CIT under clause 8.1 shall be accompanied by a detailed breakdown demonstrating, in accordance with the principles set out in schedule 2, the way in which any such profit payment has been calculated.

8.3
CIT shall act reasonably throughout the Term in relation to the operation of its Product manufacturing business, which shall be conducted in the normal way, aiming to maximise profit as CIT would in the normal course of its business. Provided always that costs associated with the closure of the Product manufacturing business (including employee contract termination costs) shall not be included in the calculation pursuant to this clause 8.

8.4
CIT shall maintain, and shall disclose to Uni-Pixel upon request, financial records showing the performance of the Product manufacturing business during the Term in order to assist in calculating or addressing any dispute in relation to any amount due under this clause 8.

9	Training and knowledge transfer

9.1	CIT shall, on the understanding that it is Uni-Pixel's intention to transfer the Product manufacturing process within 100 days of the Commencement Date, provide reasonable assistance to:

(a)	train Uni-Pixel staff at CIT's (Cambridge) premises in the operation of the E&R Coating Line;

(b)
make relevant CIT personnel available to travel to Colorado Springs to train Uni-Pixel personnel in the operation of the Colorado E&R coating line (it being acknowledged that CIT is not entitled, under relevant employment contracts, to force any individual to undertake such overseas trip(s));

(c)	train Uni-Pixel staff at CIT’s (Cambridge) premises in the manufacture of ink;

(d)	advise on the procurement of inks, chemicals and equipment necessary to manufacture the Product; and

(e)
disclose all chemical, material, and consumable items needed to run the Product manufacture process within 5 days of the Commencement Date (including manufacturers, specific part numbers and specification requirements), and to make CIT personnel available to review and approve suitable replacements to this list in the event that exact copies are not available.

9.2
The parties acknowledge and agree that the obligations of CIT under clause 9.1 remain subject to CIT's obligation to manufacture the Product pursuant to clause 6 and, accordingly, the parties will co-operate fully to ensure that CIT's respective manufacturing and training and knowledge transfer priorities are discussed and agreed between the parties. Uni-Pixel acknowledges and agrees, in addition, that the ability of CIT to deliver training and knowledge transfer under this clause 9, particularly in relation to any extension of the Term under clause 2.2(b), is likely adversely to be effected by the expiration of contracts of employment of relevant CIT personnel during such period.

9.3
Any reasonable costs and expenses incurred by CIT in relation to this clause 9 (including financial incentives required to procure the relevant CIT staff to undertake such duties, and flights, hotels and subsistence) shall be reimbursed by Uni-Pixel within 30 days of submission of the relevant claim by CIT (failing which CIT shall be entitled to cease all further such assistance). Wherever practicable such costs and expenses shall be agreed with Uni-Pixel in advance.

9.4
CIT shall reasonably assist in bringing up the Colorado E&R coating line as described under clause 9.1, to the same operational capability as the E&R Coating Line, targeting completion of transfer within 100 days from the Commencement Date. However, CIT gives no warranty, undertaking or representation whatsoever:

(a)	that the performance by CIT of its obligations under clause 9.1 shall be sufficient to enable Uni-Pixel to achieve such objective; or

(b)	as to the condition or specification of the Colorado E&R coating line (which is not, at the Commencement Date, in an approved state)

and Uni-Pixel acknowledges and agrees that it will need to procure equipment and contract vendors, and provide suitably qualified staff, to achieve the same specification as the E&R Coating Line.

10	Change management

10.1
No changes to this Agreement (including any change by CIT to the Specification or manufacturing processes relating to the Product) shall be made without the written approval of duly authorised representatives of both parties.

11	Confidentiality

11.1	Neither party shall:

(a)	use Confidential Information of the other party other than for the purposes of this Agreement;

(b)	disclose the other party's Confidential Information to any third party without the prior written consent of the other party; nor

(c)
fail to take all reasonable precautions to ensure that all Confidential Information of the other party is treated as confidential and is not disclosed (save as aforesaid) or used other than for the purposes of this Agreement.

11.2
Each party undertakes to the other to take all such steps as shall from time to time be reasonable to ensure compliance with the provisions of clause 11.1 above by its employees agents consultants and sub-contractors.

11.3
Without prejudice to any other rights or remedies that either party may have, each party acknowledges and agrees that if Confidential Information is used or disclosed other than in accordance with the terms of the Agreement, that party shall, without proof of special damage, be entitled to seek an injunction, specific performance or other equitable relief in respect of such misuse, in addition to any damages or other remedy to which it may be entitled.

11.4
Neither party shall issue any press release or other public document containing, or make any public statement containing or otherwise disclose to any person who is not a party to this Agreement its involvement in this Agreement or information which relates to or is connected with or arises out of this Agreement or matters contained in it without the prior written consent of the other party (which shall not be unreasonably withheld) unless required to do so by any relevant law.

11.5	The obligations contained in this clause 11 shall continue in force for twenty four (24) months after the termination of this Agreement.

11.6	The obligation of confidentiality under this clause 11 shall not extend to Confidential Information which the receiving party can prove:

(a)	has ceased to be secret without default on the recipient’s part;

(b)	was already in the recipient’s possession prior to disclosure by the provider;

(c)	has been received from a third party who did not acquire it in confidence; or

(d)	is required to be disclosed by law or a regulatory authority.

12	Termination

12.1	Notwithstanding any other provision of this Agreement, this Agreement may be terminated by either party if:

(a)	the other party is subject to an Insolvency Event; or

(b)
the other party commits a material breach of any terms of this Agreement which (in the case of a breach capable of being remedied) is not remedied (to the reasonable satisfaction of the party requesting the breach to be remedied) within 14 days of a written request to remedy the same;

(c)	the other party commits a material irremediable breach of this Agreement.

13	Effect of termination

13.1
In the event that this Agreement is terminated at any time or expires then each party shall immediately return to the other party all of that other party's Confidential Information except in so far as, and then only for so long, as it is a requirement of relevant law to retain copies of such Confidential Information.

13.2
Where this Agreement has been terminated by CIT pursuant to clauses 5.5 or 12.1 then CIT shall forthwith be entitled to terminate, by immediate written notice to Uni-Pixel, the FLT Licence and any other agreement for the time being in force between the parties, notwithstanding any provisions to the contrary in any such agreement.

13.3
Any termination of this Agreement shall be without prejudice to any other rights or remedies a party may be entitled to under this Agreement, or at law, and shall not affect any accrued rights or liabilities of either party nor the coming into or continuance in force or any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination.

13.4
The termination of this Agreement shall not affect the continuation in force of any clauses intended to survive such termination including, for the avoidance of doubt, clause 11 (Confidentiality) and this clause 13.

14	Force Majeure

14.1
Neither party shall be liable for any delay or failure to perform its obligations under this Agreement resulting from any circumstance outside of the reasonable control of such party where such failure or delay could not have been overcome by that party acting reasonably and prudently.

14.2	Each party agrees to notify the other immediately upon becoming aware of an event likely to trigger clause 14.1, such notice to contain details of the circumstances giving rise to such event.

15	Waiver

15.1
The waiver by either party of a breach or default of any provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding or continuing breach of the same or other provision nor shall any delay or omission on the part of either party in exercising or availing itself of any right, power or privilege that it has or may have under this Agreement operate as a waiver of any breach or default by the other party.

16	Notices

16.1
Any notice request, instruction or other document to be given under or in relation to this Agreement shall be delivered or sent by first class post to the registered office of the other party or by facsimile or electronic mail if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this clause 16.1. Any such notice or other document shall be deemed to have been served, if hand-delivered, at the time of delivery or if sent by post, facsimile, or electronic mail without receipt confirmation upon the expiration of forty eight (48) hours after transmission.

17	Contracts (Rights of Third Parties) Act 1999

17.1
This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person other than one of the parties to this Agreement under the Contracts (Rights of Third parties) Act 1999 and no party can declare itself a trustee of its rights under this Agreement for the benefit of any third party.

18	No Partnership

18.1
Nothing in this agreement is intended to or shall operate to create a partnership or joint venture of  kind between the parties, or to authorise either party to act as agent for the other and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way. Accordingly, neither party shall do anything to bind the other to any contract, to pledge the credit of the other party, to bind it to any obligation, commitment or liability nor represent itself as able to do so, except as explicitly provided in this Agreement.

19	Assignment and Sub-contracting

19.1	This Agreement may not be assigned by either party, without the prior written consent of the other which consent shall not be unreasonably withheld or delayed.

19.2	In the event that a party sub-contracts its obligations herein, it shall remain liable to the other party as primary obligor.

19.3
The parties agree that all obligations in this Agreement, which relate to them will also apply to any sub-contractor, agent and other personnel of the relevant party who are in any way involved in or associated with this Agreement.

20	Invalidity and Severability

If any court or administrative body of competent jurisdiction shall find any provision of this Agreement to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision, which achieves to the greatest extent possible the economic legal and commercial objectives of the invalid or unenforceable provision.

21	Entire Agreement

21.1
This Agreement embodies and sets forth the entire agreement and understanding of the parties and supersedes all prior oral or written agreements, understandings or arrangements relating to the subject matter of this Agreement.

21.2	The Heads of Terms shall cease to have any effect with effect from the Commencement Date.

22	Dispute resolution

22.1
Any dispute under this Agreement may at any time be submitted to arbitration by either party, and shall be finally settled, under the rules of arbitration of the London Court of International Arbitration (the LCIA Rules), by a single arbitrator.

22.2	The arbitration proceedings shall be conducted in the English language. The seat of the arbitration proceedings shall be London.

22.3
The arbitration proceedings and any information provided by either party, or any witness related to the arbitration, shall be treated as confidential and neither party shall disclose or use such information beyond the scope of the arbitration proceeding.

22.4	All costs and expenses shall be apportioned in accordance with the LCIA Rules.

23	Law

23.1
This Agreement and all claims and disputes (including non-contractual claims and disputes) arising out of or in connection with this Agreement, its subject matter, negotiation or formation shall be governed by and construed in accordance with English law and, subject to clause 22, the parties to this Agreement agree to submit to the exclusive jurisdiction of the courts of England and Wales.

Executed by the parties or their duly authorised representatives on the date of this Agreement.

Executed by CIT Technology Limited	)	Chris Malley
)
	)	Director

Executed by Uni-Pixel Displays, Inc	)	Jeff Hawthorne
)
	)	Director

Schedule 1

Specification

The product specification shall be equivalent to that previously supplied to Atmel immediately prior to this agreement. The Certificate of Conformance describes the OQC criteria.

cit

QF022 - Coated Film
Certificate of Conformance

Coat Lot Number	RT7780
Coat Run Length	507
Coating Date	25/03/2015
Coating Time	13:00
Slit film Batch #	4488
Inspection Date	25/03/2015
Inspection Time	13:15
Inspector (Sign)	JM

Part Number	G3-0300-005
Coater Recipe	25m/m
Base Coat Batch Number	UVB3.28-12481/14 B4
Base Coat Cylinder A	4
Base Coat Cylinder B	7
Cat Coat Batch Number	CL5.90-451
Cat Coat Cylinder A	15
Cat Coat Cylinder B	14
Palladium Batch	DA0495
Manufacture Temperature	105
Top Coat Batch Number	TC042 - 119
Top Coat Cylinder A	21
Top Coat Cylinder B	8

Metrology	Start of Day	End of Day	Limits	Status
1A Base Coat Thickness	876	800	900nm +/-200nm	Pass
1B Base Coat Thickness	829	726	900nm +/-200nm	Pass

Metrology	Start of Day	End of Day	Limits	Status
3A Top Coat Thickness	700	713	650nm +/-200nm	Pass
3B Top Coat Thickness	654	642	650nm +/-200nm	Pass

	Measured	Limits	Status
Cat Ink consumption	3.4	3.1 g/m +/-0.3 g/m	Pass

	Measured	Limits	Status
Telescoping	2.9	Less than 10mm	Pass

Any other observations

Schedule 2

Profit forecast

CONSOLIDATED 2015/16		Apr	May	Jun	Jul	Aug	Sep	H1
Sales	Coated Film	255,402	204,322	204,322	255,402	204,322	204,322	1,328,091
TOTAL SALES		255,402	204,322	204,322	255,402	204,322	204,322	1,328,091
Materials	Touch Screen Mats	81,049	67,888	68,106	80,831	68,106	67,894	433,872
TOTAL MATERIALS		81,049	67,888	68,106	80,831	68,106	67,894	433,872
		32%	*33%*	*33%*	*32%*	*33%*	*33%*	*33%*
Labour	Direct Labour	22,027	22,027	22,027	22,027	22,027	22,027	132,163
Shipping	Freight	-	-	-	-	-	-	-
OTHER DIRECT COSTS		22,027	22,027	22,027	22,027	22,027	22,027	132,163
GROSS MARGIN		152,326	114,407	114,189	152,544	114,189	114,401	762,055
		60%	*56%*	*56%*	*60%*	*56%*	*56%*	*57%*
Overheac	Technicians	25,652	21,433	15,195	15,195	15,195	15,195	107,865
	Engineering Labour	3,069	3,069	3,069	3,069	3,069	3,069	18,415
	Chemistry Waste	10,307	10,307	10,307	10,307	10,307	10,307	61,845
	Consumables	8,246	8,246	8,246	8,246	8,246	8,246	49,476
	Electricity	9,000	9,000	9,000	9,000	9,000	9,000	54,000
	Gas	3,000	3,000	3,000	3,000	3,000	3,000	18,000
	Water	1,000	1,000	1,000	1,000	1,000	1,000	6,000
	Equipment Maint.	4,633	4,633	4,633	4,633	4,633	4,633	27,800
	Building Maint.	5,633	5,633	5,633	5,633	5,633	5,633	33,800
	Security	680	680	680	680	840	680	4,240
	Rates	4,566	4,566	4,566	4,566	4,566	4,566	27,397
	Rent	9,595	9,595	9,595	9,595	9,595	9,595	57,570
	Other Factory	-	-	-	-	-	-	-
	Engineering Managemer	24,946	24,946	24,946	24,946	24,946	24,946	149,677
	Local Travel	1,167	1,167	1,167	1,167	1,167	1,167	7,000
	Telephone	1,588	1,588	1,588	1,588	1,588	1,588	9,528
	Postage/Stationery	692	692	692	692	692	692	4,150
	Health Insurance	1,181	1,181	1,181	1,181	1,181	1,181	7,088
	General Insurance	4,195	4,195	4,195	4,195	4,195	4,195	25,171
	Audit	-	-	-	-	-	-	-
	IPR Fees	-	-	-	-	-	-	-
	Legal	833	833	833	833	833	833	5,000
	IT Comms	200	200	200	200	200	200	1,200
	Software Dev.	-	-	-	-	-	-	-
	IT Support	1,762	1,762	1,762	1,762	1,762	1,762	10,575
	Site Cleaning	1,966	1,966	1,966	1,966	1,966	1,966	11,796
	Recruitment	-	-	-	-	-	-	-
	Training	-	-	-	-	-	-	-
	Exhibitions	-	-	-	-	-	-	-
	Bank Chgs							
	Consultancy							
	Grant Income	-	-	-	-	-	-	-
	Finance Dept	-	-	-	-	-	-	-
OVERHEADS		123,913	119,694	113,456	113,456	113,616	113,456	697,591
EBITDA		28,414	- 5,287	733	39,088	573	945	64,465
	Depreciation	-	-	-	-	-	-	-
	Interest Payable	-	-	-	-	-	-	-
	Other Adj	-	-	-	-	-	-	-
Financial Profit		28,414	- 5,287	733	39,088	573	945	64,465